Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Westlake Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other	4,142,909 (2)	$115.10 (3)	$476,848,825.9	$110.20 per $1,000,000	$52,584.74

Total Offering Amounts					$476,848,825.9		$52,584.74

Total Fee Offsets							—

Net Fee Due							$52,584.74

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share, of Westlake Corporation (“Common Stock”) that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions pursuant to the Westlake Corporation Amended and Restated 2013 Omnibus Incentive Plan, as amended and restated effective May 11, 2023 (the “Amended and Restated 2013 Omnibus Incentive Plan”).

(2)

Represents shares of Common Stock authorized for issuance pursuant to the Amended and Restated 2013 Omnibus Incentive Plan (subject to adjustment by reason of certain events specified in the Amended and Restated 2013 Omnibus Incentive Plan), consisting of the sum of (a) 2,850,000 shares of Common Stock initially authorized for issuance pursuant to the Amended and Restated 2013 Omnibus Incentive Plan plus (b) 1,292,909 shares of Common Stock initially authorized for issuance pursuant to the Westlake Chemical Corporation 2013 Omnibus Incentive Plan, as amended and restated effective May 19, 2017 (the “Existing Plan”) that are available for grants of awards under the Existing Plan (but have not been so granted) as of the effective date of the Amended and Restated 2013 Omnibus Incentive Plan. To the extent provided in the Amended and Restated 2013 Omnibus Incentive Plan, shares of Common Stock that are the subject of awards under the Amended and Restated 2013 Omnibus Incentive Plan that are forfeited or terminated without issuance of the full number of shares of Common Stock to which the award related, expire unexercised or are settled in cash in lieu of Common Stock may again become available for issuance thereunder.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of Common Stock as reported by the New York Stock Exchange on May 4, 2023.